Exhibit 1
BRITISH AMERICAN TOBACCO p.l.c.

Annual Report for the Year Ended 31 December 2020

In compliance with Listing Rule 9.6.1, British American Tobacco p.l.c. (the “Company”) reports that its Annual Report 2020 (including the Strategic Report 2020) and Performance Summary 2020 will be shortly submitted to the National Storage Mechanism and will be available for inspection via the following link: https://data.fca.org.uk/#/nsm/nationalstoragemechanism.

The Company’s Annual Report 2020 and Performance Summary 2020 have been published to be viewed or downloaded on the British American Tobacco website at www.bat.com/annualreport.

In addition, in accordance with Section 203.01 of the New York Stock Exchange Listed Company Manual, the Company announces that today it filed with the Securities and Exchange Commission an Annual Report on Form 20-F that included audited financial statements for the year ended 31 December 2020.  The Annual Report on Form 20-F will be available online at the British American Tobacco website at www.bat.com/annualreport and also online at www.sec.gov.

The Annual Report 2020 and other ancillary shareholder documents will be mailed and made available to shareholders on 17 March 2021.  Investors have the ability to receive a hard copy of BAT’s complete audited financial statements, free of charge, upon request, by contacting the below:

United Kingdom
British American Tobacco Publications	Telephone: +44 20 7511 7797 Email: bat@team365.co.uk
South Africa
The Company’s Representative Office	Telephone: +27 21 003 6712
United States
Citibank Shareholder Services	Telephone: +1 888 985 2055 (toll-free) Email: citibank@shareholders-online.com

The Company’s Sustainability Report 2020 will be available online at the British American Tobacco website at www.bat.com.

The Company made its preliminary announcement of its audited results (which included a condensed set of the Company’s financial statements, extracts of the management report and a Directors’ responsibility statement) in respect of the year ended 31 December 2020 (the “Preliminary Announcement”) on 17 February 2021. Further to the Preliminary Announcement and with reference to the requirements of Rule 6.3.5 of the Disclosure Guidance and Transparency Rules, the following disclosures are made in the Appendices below.

Appendix A to this announcement contains a description of the Group Principal Risks (page 84 of the Annual Report 2020), Appendix B is a statement of related party disclosures (page 222 of the Annual Report 2020) and Appendix C contains the Directors’ responsibility statement (page 140 of the Annual Report 2020). Together these constitute the material required by Rule 6.3.5 of the Disclosure Guidance and Transparency Rules to be communicated to the media in unedited full text through a Regulatory Information Service. This material is not a substitute for reading the full Annual Report 2020. Any page numbers and cross-references in the extracted information below refer to page numbers in the Annual Report 2020.

P McCrory
Company Secretary

9 March 2021

Enquiries:

Investor Relations
British American Tobacco Investor Relations
Mike Nightingale / Victoria Buxton / William Houston / John Harney
+44 (0) 20 7845 1180 / 2012 / 1138 / 1263

British American Tobacco Press Office
+44 (0) 20 7845 2888 (24 hours)  | @BATplc

APPENDIX A

GROUP PRINCIPAL RISKS

Overview

The principal risks that may affect the Group are set out on the following pages.

Each risk is considered in the context of the Group’s strategy, as set out in this Strategic Report on pages 18 and 19. Following a description of each risk, its potential impact and management by the Group is summarised. Clear accountability is attached to each risk through the risk owner.

The Group has identified risks and is actively monitoring and taking action to manage the risks. This section focuses on those risks that the Directors believe to be the most important after assessment of the likelihood and potential impact on the business. Not all of these risks are within the control of the Group and other risks besides those listed may affect the Group’s performance. Some risks may be unknown at present. Other risks, currently regarded as less material, could become material in the future.

The risks listed in this section and the activities being undertaken to manage them should be considered in the context of the Group’s internal control framework. This is described in the section on risk management and internal control in the corporate governance statement on pages 114 to 115. This section should also be read in the context of the cautionary statement on page 318.

A summary of all the risk factors (including the principal risks) which are monitored by the Board through the Group’s risk register is set out in the Additional disclosures section on pages 288 to 306.

Assessment of Group Risk

During the year, the Directors have carried out a robust assessment of the principal risks and uncertainties facing the Group, including those that could impact delivery of its strategic objectives, business model, future performance, solvency or liquidity.

During the first half of 2020, the Board assessed that it was appropriate to include COVID-19 as a Group principal risk as reported in the Half-year Report, however as new working practices are implemented to reflect the current operating environment and associated risks are incorporated into existing Group risks, the Group no longer maintains COVID-19 as a principal risk (please see Group risk factors, page 294 for further information). The Group’s current principal risks remain broadly unchanged compared to 2019 with regards to marketplace, excise and tax, operations, regulation and litigation risks, and continue to reflect the challenging external environment.

The viability statement below provides a broader assessment of long-term solvency and liquidity. The Directors considered a number of factors that may affect the resilience of the Group. Except for the risk ‘injury, illness or death in the work place’ the Directors have also assessed the potential impact of the principal risks that may impact the Group’s viability.

Viability Statement

The Board has assessed the viability of the Group taking into account the current position and principal risks, in accordance with provision 31 of the 2018 UK Corporate Governance Code. Whilst the Directors have no reason to believe the Group will not be viable over a longer period, owing to the inherent uncertainty arising due to ongoing litigation and regulation, the period over which the Board considers it possible to form a reasonable expectation as to the Group’s longer-term viability (that it will be able to continue in operation and meet its liabilities as they fall due) is three years.

In making this assessment of the Group’s prospects, the Board considered the Group’s strong cash generation from operating activities, access to external sources of financing (and ability to manage the impact of COVID-19). In doing so, the Directors recognised the Group’s ability to utilise is geographic footprint and integrated operating model to minimise the impact of the pandemic on the Group’s performance.

This assessment included a robust review of the Group’s operational and financial processes and the principal risks (as indicated on pages 85 to 88) that may impact the Group’s viability. These are considered, with the mitigating actions, at least once a year. The assessment included reverse stress test of the core drivers of the Group’s performance to determine the impact of the risks (individually and in aggregate) whilst recognising that, from 2020, no external financial covenant exists with regards to the Group’s financing facilities. The reverse stress testing did not identify any individual risk, based upon a prudent annual forecast, that would, if arising in isolation and without mitigation, impact the Group’s viability within the 3 year confirmation period. Furthermore, the Board recognised that even if all the principal risks arose simultaneously, given the underlying strong free cash flow generation before the payment of dividends (2020: £7.3 billion), the Group would be able to undertake mitigating actions to meet the liabilities as they fall due.

The Board noted that the Group has access to a £6 billion credit facility (2020 undrawn), US (US$4 billion) and Euro (£3 billion) commercial paper programmes (2020: £nil outstanding) and £3.4 billion of bilateral agreements (2020: undrawn) which may be utilised to support the Group’s ability to operate.

However, the Group is subject to uncertainties with regards to regulatory change and litigation, which may have a bearing on the Group’s viability. The Group maintains, as referred to in note 27 in the Notes on the Accounts ‘Contingent Liabilities and Financial Commitments,’ that the defences of the Group’s companies to all the various claims are meritorious on both law and the facts. If an adverse judgment is entered against any of the Group’s companies in any case, an appeal may be made, the duration of which can be reasonably expected to last for a number of years.

Risks

Competition from illicit trade
Increased competition from illicit trade and illegal products – either local duty evaded, smuggled, counterfeits or non-regulatory compliant.

Time frame
Short/Long term

Strategic impact
New Categories
Combustibles

Key Stakeholders
Society

Considered in viability statement
Yes

Impact
Erosion of goodwill, with lower volumes and reduced profits.
Reduced ability to take price increases.
Investment in trade marketing and distribution is undermined.
Counterfeit New Categories products and other illicit products could harm consumers, damaging goodwill, and/or the category (with lower volumes and reduced profits), potentially leading to misplaced claims against BAT and further regulation.

Mitigation activities across all categories
Dedicated Anti-Illicit Trade (AIT) teams operating at global and country levels; internal cross-functional levels; compliance procedures, toolkit and best practice shared.
Active engagement with key external stakeholders.
Cross-industry and multi-sector cooperation on a range of AIT issues.
Global AIT strategy supported by a research programme to further the understanding of the size and scope of the problem.
AIT Engagement Team (including a dedicated analytical laboratory and a forensic compliance team) work with enforcement agencies in pursuit of priority targets.

Tobacco, New Categories and other regulation interrupts growth strategy
The enactment of regulation that significantly impairs the Group’s ability to communicate, differentiate, market or launch its products.

Time frame
Medium term

Strategic impact
New Categories
Combustibles

Key Stakeholders
Society

Considered in viability statement
Yes

Impact
Erosion of brand value through commoditisation, the inability to launch innovations, differentiate products, maintain or build brand equity and leverage price.
Regulation in respect of menthol, Nicotine levels and New Categories may adversely impact individual brand portfolios.
Adverse impact on ability to compete within the legitimate tobacco, nicotine or New Categories industry and with illicit traders.
Reduced consumer acceptability of new product specifications, leading to consumers seeking alternatives in illicit markets.
Shocks to share price on the announcement or enactment of restrictive regulation.
Reduced ability to compete in future product categories and make new market entries.
Increased scope and severity of compliance regimes in new regulation leading to higher costs, greater complexity and potential reputational damage or fines for inadvertent breach.
EU Directive on single-use plastics could result in increased operational costs and/or adverse impact on sales volume and profit.

Please refer to pages 307 to 310 for details of tobacco and nicotine regulatory regimes under which the Group’s businesses operate.

Mitigation activities
Engagement and litigation strategy coordinated and aligned across the Group to drive a balanced global policy framework for combustibles and New Categories.
Stakeholder mapping and prioritisation, developing robust compelling advocacy materials (with supporting evidence and data) and regulatory engagement programmes.
Regulatory risk assessment of marketing plans to ensure decisions are informed by an understanding of the potential regulatory environments.
Advocating the application of integrated regulatory proposals to governments and public health practitioners based on the harm reduction principles of New Categories.
Development of an integrated regulatory strategy that spans conventional combustibles and New Categories.
Training and capability programmes for End Markets to upskill Legal and External Affairs managers on combustible and New Categories product knowledge.
Direct access to online portal providing latest position and advocacy material for End Market engagement on combustibles and New Categories.

Inability to develop, commercialise and deliver the New Categories strategy
Risk of not capitalising on the opportunities in developing and commercialising successful, safe and consumer-appealing innovations.

Time frame
Long term

Strategic impact
New Categories
Combustibles
Simplification

Key Stakeholders
Consumers

Considered in viability statement
Yes

Impact
Failure to deliver Group strategic imperative, 2025 growth ambition (previously 2024) and 2030 consumer targets.
Potentially missed opportunities, unrecoverable costs and/or erosion of brand, with lower volumes and reduced profits.
Reputational damage and recall costs may arise in the event of defective product design or manufacture.
Loss of market share due to non-compliance of product portfolio with regulatory requirements.

Mitigation activities
Focus on product stewardship to ensure high-quality standards across portfolio.
Brand Expression, which sets out how our brand expresses itself (including through its logo, name, product, packaging etc.) deployed to lead End Markets via activation workshops and best practices shared.
Generating sufficient IP to develop competitive and sustainable products.
Accelerating digital and consumer analytics along with data management platforms for enhanced methodologies, insight generation and line of sight across the Group.
R&D is accredited to ISO9001 standard and laboratories are accredited to ISO17025 for key methods.

Market size reduction and consumer down-trading
The Group is faced with steep excise-led price increases and, due in part to the continuing difficult economic and regulatory environment in many countries, market contraction and consumer down-trading is a risk.

Time frame
Short/Medium term

Strategic impact
New Categories
Combustibles

Key Stakeholders
Consumers
Shareholders

Considered in viability statement
Yes

Impact
Volume decline and portfolio mix erosion leading to lower profitability.
Funds to invest in growth opportunities are reduced.

Mitigation activities
Geographic spread mitigates impact at Group level.
Close monitoring of portfolio and pricing strategies across combustibles and New Categories, ensuring balanced portfolio of strong brands across key segments.
Overlap with many mitigation activities undertaken for other principal risks facing the Group, such as competition from illicit trade and significant excise increases or structure changes.
New Category growth and multi category approach.

Litigation
Product liability, regulatory or other significant cases (including investigations) may be lost or settled resulting in a material loss or other consequence.

Time frame
Long term

Strategic impact
New Categories
Combustibles

Key Stakeholders
Shareholders

Considered in viability statement
Yes

Impact
Damages and fines, negative impact on reputation, disruption and loss of focus on the business.
Consolidated results of operations, cash flows and financial position could be materially affected, in a particular fiscal quarter or fiscal year, by region or country, by an unfavourable outcome or settlement of pending or future litigation, criminal prosecution or other contentious action.
Inability to sell products as a result of patent infringement action may restrict growth plans and competitiveness.

Mitigation activities
Consistent litigation and patent management strategy across the Group.
Expertise and legal talent maintained both within the Group and external partners.
Ongoing monitoring of key legislative and case law developments related to our business.
Delivery with Integrity compliance programme.

Please refer to note 27 in the Notes on the Accounts for details of contingent liabilities applicable to the Group.

Significant increases or structural changes in tobacco, nicotine and New Categories related taxes
The Group is exposed to unexpected and/or significant increases or structural changes in tobacco, nicotine and New Categories related taxes in key markets.

Time frame
Long term

Strategic impact
New Categories
Combustibles

Key Stakeholders
Consumers
Society

Considered in viability statement
Yes

Impact
Consumers reject the Group’s legitimate tax-paid products for products from illicit sources or cheaper alternatives.
Reduced legal industry volumes.
Reduced sales volume and/or portfolio erosion.
Partial absorption of excise increases leading to lower profitability.

Mitigation activities
Formal pricing and excise strategies, including Revenue Growth Management using a data science-led approach, with annual risk assessments and contingency plans across all products.
Pricing, excise and trade margin committees in markets, with global support.
Engagement with relevant local and international authorities where appropriate, in particular in relation to the increased risk to excise revenues from higher illicit trade.
Portfolio reviews to ensure appropriate balance and coverage across price segments.
Monitoring of economic indicators, government revenues and the political situation.

Foreign exchange rate exposures
The Group faces translational and transactional foreign exchange (FX) rate exposure for earnings/cash flows from its global business.

Time frame
Short/Medium term

Strategic impact
New Categories
Combustibles

Key Stakeholders
Shareholders

Considered in viability statement
Yes

Impact
Fluctuations in FX rates of key currencies against sterling introduce volatility in reported earnings per share (EPS), cash flow and the balance sheet driven by translation into sterling of our financial results and these exposures are not normally hedged.
The dividend may be impacted if the payout ratio is not adjusted.
Differences in translation between earnings and net debt may affect key ratios used by credit rating agencies.
Volatility and/or increased costs in our business, due to transactional FX, may adversely impact financial performance.

Mitigation activities
While translational FX exposure is not hedged, its impact is identified in results presentations and financial disclosures; earnings are restated at constant rates for comparability.
Debt and interest are matched to assets and cash flows to mitigate volatility where possible and economic to do so.
Hedging strategy for transactional FX and framework is defined in the treasury policy, a global policy approved by the Board.
Illiquid currencies of many markets where hedging is either not possible or uneconomic are reviewed on a regular basis.

Geopolitical tensions
Geopolitical tensions, civil unrest, economic policy changes, global health crises, terrorism and organised crime have the potential to disrupt the Group’s business in multiple markets.

Time frame
Medium term

Strategic impact
New Categories
Combustibles
Simplification

Considered in viability statement
Yes

Impact
Potential loss of life, loss of assets and disruption to supply chains and normal business processes.
Increased costs due to more complex supply chain arrangements and/or the cost of building new facilities or maintaining inefficient facilities.
Lower volumes as a result of not being able to trade in a country.
Higher taxes or other costs of doing business as a foreign company or the loss of assets as a result of nationalisation.

Mitigation activities
Physical and procedural security controls are in place, and constantly reviewed in accordance with our Security Risk Management process, for all field force and supply chain operations, with an emphasis on the protection of Group employees.
Globally integrated sourcing strategy and contingency sourcing arrangements.
Security risk modelling, including external risk assessments and the monitoring of geopolitical and economic policy developments worldwide.
Insurance cover and business continuity planning, including scenario planning and testing, and risk awareness training.

Solvency and liquidity
Liquidity (access to cash and sources of finance) is essential to maintaining the Group as a going concern in the short term (liquidity) and medium term (solvency).

Time frame
Short/Medium term

Strategic impact
New Categories
Combustibles

Key Stakeholders
Shareholders

Considered in viability statement
Yes

Impact
Inability to fund the business under the current capital structure resulting in missed strategic opportunities or inability to respond to threats.
Decline in our creditworthiness and increased funding costs for the Group.
Requirement to issue equity or seek new sources of capital.
Reputational risk of failure to manage the financial risk profile of the business, resulting in an erosion of shareholder value reflected in an underperforming share price.

Mitigation activities
Group policies include a set of financing principles and key performance indicators including the monitoring of credit ratings, interest cover, solvency and liquidity with regular reporting to Corporate Finance Committee and the Board.
The Group targets an average centrally managed debt maturity of at least five years with no more than 20% of centrally managed debt maturing in a single rolling year.
The Group holds a two-tranche revolving credit facility of £6 bn syndicated across a wide banking group, consisting of a 364-day tranche (with two one-year extension options and a one-year term-out option) and a £3 bn five-year tranche (with two one-year extension options).
Liquidity pooling structures are in place to ensure that there is maximum mobilisation of cash liquidity within the Group.
Going concern and viability support papers are presented to the Board on a regular basis.

Injury, illness or death in the workplace
The risk of injury, death or ill health to employees and those who work with the business is a fundamental concern of the Group and can have a significant effect on its operations.

Time frame
Short term

Strategic impact
New Categories
Combustibles
Simplification

Key Stakeholders
Employees

Considered in viability statement
No

Impact
Serious injuries, ill health, disability or loss of life suffered by employees and the people who work with the Group.
Exposure to civil and criminal liability and the risk of prosecution from enforcement bodies and the cost of associated legal costs, fines and/or penalties.
Interruption of Group operations if issues are not addressed immediately.
High staff turnover or difficulty recruiting employees if perceived to have a poor Environment, Health and Safety (EHS) record.
Reputational damage to the Group.

Mitigation activities
Risk control systems in place to ensure equipment and infrastructure are provided and maintained.
EHS strategy aims to ensure that employees at all levels receive appropriate EHS training and information.
Behavioural-based safety programme to drive operations’ safety performance, culture and closer to zero accidents.
Analysis of incidents undertaken regionally and globally by a dedicated team to identify increasing incident trends or high potential risks that require coordinated action.

Disputed taxes, interest and penalties
The Group may face significant financial penalties, including the payment of interest, in the event of an unfavourable ruling by a tax authority in a disputed area.

Time frame
Short/Medium term

Strategic impact
New Categories
Combustibles
Simplification

Key Stakeholders
Shareholders

Considered in viability statement
Yes

Impact
Significant fines and potential legal penalties.
Disruption and loss of focus on the business due to diversion of management time.
Impact on profit and dividend.

Mitigation activities
End market tax committees.
Internal tax function provides dedicated advice and guidance, and external advice sought where needed.
Engagement with tax authorities at Group, regional and individual market level.

Please refer to note 27 in the Notes on the Accounts for details of contingent liabilities applicable to the Group.

APPENDIX B

RELATED PARTY DISCLOSURES

The Group has a number of transactions and relationships with related parties, as defined in IAS 24 Related Party Disclosures, all of which are undertaken in the normal course of business. Transactions with CTBAT International Limited (a joint operation) are not included in these disclosures as the results are immaterial to the Group.

Transactions and balances with associates relate mainly to the sale and purchase of cigarettes and tobacco leaf. The Group’s share of dividends from associates, included in other net income in the table below, was £394 million (2019: £239 million; 2018: £211 million).

	2020 £m	2019 £m	2018 £m
Transactions
– revenue	495	511	473
– purchases	(80)	(79)	(101)
– other net income	388	248	216
Amounts receivable at 31 December	33	42	26
Amounts payable at 31 December	(5)	(2)	(1)

During 2020, the Group made a capital contribution in Brascuba Cigarrillos S.A. at a cost of £17 million (2019: £20 million) and increased its ownership of FE “Samfruit” JSC to 38.63% for £5 million.
During 2020, there was a capital reduction in CTBAT International Limited of approximately US$171 million with funds due to be remitted prorate to investors in 2021.

During 2019, the Group acquired 60% of VapeWild Holdings LLC and a minority stake in AYR Limited.

During 2018, the Group acquired a further 44% interest in British American Tobacco Myanmar Limited and a further 11% interest in British American Tobacco Vranje.

The key management personnel of British American Tobacco consist of the members of the Board of Directors of British American Tobacco p.l.c. and the members of the Management Board. No such person had any material interest during the year in a contract of significance (other than a service contract) with the Company or any subsidiary company. The term key management personnel in this context includes their close family members.

	2020 £m	2019 £m	2018 £m
The total compensation for key management personnel, including Directors, was:
– salaries and other short-term employee benefits	17	26	21
– post-employment benefits	2	4	4
– share-based payments	13	23	18
	32	53	43

The following table, which is not part of IAS24 disclosures, shows the aggregate emoluments of the Directors of the Company.

	Executive Directors				Chairman		Non-Executive Directors				Total
	2020 £’000	2019 £’000	2018 £’000	2020 £’000	2019 £’000	2018 £’000	2020 £’000	2019 £’000	2018 £’000	2020 £’000	2019 £’000	2018 £’000
Salary; fees; benefits;incentives
– salary	2,026	2,356	2,211	–	–	–	–	–	–	2,026	2,356	2,211
– fees	–	–	–	714	695	680	1,028	969	1,092	1,742	1,664	1,772
– taxable benefits	744	608	427	77	137	116	72	310	303	893	1,055	846
– short-term incentives	3,274	4,791	5,031	–	–	–	–	–	–	3,274	4,791	5,031
– long-term incentives	1,294	4,420	5,300	–	–	–	–	–	–	1,294	4,420	5,300
Sub-total	7,338	12,175	12,969	791	832	796	1,100	1,279	1,395	9,229	14,286	15,160
Pension; other emoluments
– pension	304	686	921	–	–	–	–	–	–	304	686	921
– other emoluments	20	47	50	–	–	–	–	–	–	20	47	50
Sub-total	324	733	971	–	–	–	–	–	–	324	733	971
Total emoluments	7,662	12,908	13,940	791	832	796	1,100	1,279	1,395	9,553	15,019	16,131

Aggregate gains on LTIP shares exercised in the year
	Award date	Exercised LTIP shares	Exercise date	Price per share (£)	Aggregate gain (£)
Jack Bowles	27 Mar 2017	18,497	06 Apr 2020	29.62	547,881
Tadeu Marroco	27 Mar 2017	14,755	08 June 2020	31.23	460,799

LTIP – Value of awards 2017
		Price per share	Face Value
	Shares	(£)[1]	(£)
Jack Bowles	26,463	52.11	1,378,987
Tadeu Marroco	21,109	52.11	1,099,990

1.	For information only as awards are made as nil cost options.

Sharesave– Aggregate Gains 2020
				Price per share	Aggregate gain
	Award date	Shares	Exercise date	(£)	(£)
Tadeu Marroco	23 March 2015	495	09 June 2020	30.26	0
Sharesave– Value of award 2015
				Price per share	Face Value
			Shares	(£)	(£)
Tadeu Marroco			495	30.26	14.979

APPENDIX C

DIRECTORS’ RESPONSIBILITY STATEMENT

The responsibility statement set out below is solely for the purpose of complying with Disclosure Guidance and Transparency Rule 6.3.5R.  This statement relates to and is extracted from the 2020 Annual Report.  Responsibility is for the full 2020 Annual Report and not the extracted information presented in this announcement and the Preliminary Announcement.  We confirm that to the best of our knowledge:

●
the financial statements, prepared in accordance with the applicable set of accounting standards, give a true and fair view of the assets, liabilities, financial position and profit or loss of the Company and the undertakings included in the consolidation taken as a whole; and

●
the Strategic Report and the Directors’ Report include a fair review of the development and performance of the business and the position of the Company and the undertakings included in the consolidation taken as a whole, together with a description of the principal risks and uncertainties that they face.

Forward looking statements

This announcement contains certain forward-looking statements, including “forward-looking” statements made within the meaning of U.S. Private Securities Litigation Reform Act 1995. These statements are often, but not always, made through the use of words or phrases such as “believe,” “anticipate,” “could,” “may,” “would,” “should,” “intend,” “plan,” “potential,” “predict,” “will,” “expect,” “estimate,” “project,” “positioned,” “strategy,” “outlook”, “target” and similar expressions. These include statements regarding our intentions, beliefs or current expectations concerning, amongst other things, our results of operations, financial condition, liquidity, prospects, growth, strategies and the economic and business circumstances occurring from time to time in the countries and markets in which the Group operates, including the projected future financial and operating impacts of the COVID-19 pandemic.

All such forward-looking statements involve estimates and assumptions that are subject to risks, uncertainties and other factors.  It is believed that the expectations reflected in this announcement are reasonable but they may be affected by a wide range of variables that could cause actual results to differ materially from those currently anticipated. Among the key factors that could cause actual results to differ materially from those projected in the forward-looking statements are uncertainties related to the following: the impact of competition from illicit trade; the impact of adverse domestic or international legislation and regulation; the inability to develop, commercialise and deliver the Group’s New Categories strategy; the impact of market size reduction and consumer down-trading; adverse litigation and dispute outcomes and the effect of such outcomes on the Group’s financial condition; the impact of significant increases or structural changes in tobacco, nicotine and New Categories related taxes; translational and transactional foreign exchange rate exposure; changes or differences in domestic or international economic or political conditions; the ability to maintain credit ratings and to fund the business under the current capital structure; the impact of serious injury, illness or death in the workplace; adverse decisions by domestic or international regulatory bodies; and changes in the market position, businesses, financial condition, results of operations or prospects of the Group.

It is believed that the expectations reflected in this announcement are reasonable but they may be affected by a wide range of variables that could cause actual results to differ materially from those currently anticipated. Past performance is no guide to future performance and persons needing advice should consult an independent financial adviser. The forward-looking statements reflect knowledge and information available at the date of preparation of this announcement and the Group undertakes no obligation to update or revise these forward-looking statements, whether as a result of new information, future events or otherwise. Readers are cautioned not to place undue reliance on such forward-looking statements.

No statement in this communication is intended to be a profit forecast and no statement in this communication should be interpreted to mean that earnings per share of BAT for the current or future financial years would necessarily match or exceed the historical published earnings per share of BAT.

Additional information concerning these and other factors can be found in the Company’s filings with the U.S. Securities and Exchange Commission (“SEC”), including the Annual Report on Form 20-F filed on 9 March 2021 and Current Reports on Form 6-K, which may be obtained free of charge at the SEC’s website, http://www.sec.gov, and the Company’s Annual Reports, which may be obtained free of charge from the British American Tobacco website www.bat.com.